Exhibit 12.1

LaSalle Hotel Properties

Computation of Ratios of Earnings to Fixed Charges

(in thousands, except ratio data)

(unaudited)

	For the nine months ended September 30, 2015	For the year ended December 31,
		2014	2013	2012	2011	2010
						(A)
Net income (loss) attributable to common shareholders	$99,927	$197,561	$70,984	$45,146	$12,934	$(24,793)
Discontinued operations	—	—	—	—	(796)	851
Income tax expense	216	2,306	470	9,062	7,048	5,075
Noncontrolling interests	237	652	320	281	(1)	(191)
Fixed charges	41,278	59,515	58,165	53,266	40,163	36,700
Impairment of investment in hotel property	—	—	—	—	—	8,427
Amortization of capitalized interest	562	690	683	840	792	749
Distributions from unconsolidated entities	—	—	—	—	—	—
Capitalized interest	(488)	(400)	(649)	(370)	(459)	(200)

Earnings	$141,732	$260,324	$129,973	$108,225	$59,681	$26,618

Fixed Charges
Interest	$38,991	$54,459	$55,263	$50,981	$38,737	$35,593
Loss on extinguishment of debt	—	2,487	—	—	—	—
Capitalized interest	488	400	649	370	459	200
Amort. of discounts and capitalized cost related to indebtness	1,799	2,169	2,253	1,915	967	907

Total fixed charges	$41,278	$59,515	$58,165	$53,266	$40,163	$36,700

Ratio of earnings to fixed charges	3.43	4.37	2.23	2.03	1.49	0.73

(A)	The shortfall of earnings to combined fixed charges and preferred share dividends for the year ended December 31, 2010 was approximately $10,082.

LaSalle Hotel Properties

Computation of Ratios of Earnings to Combined Fixed Charges and Preferred Share Dividends

(in thousands, except ratio data)

(unaudited)

	For the nine months ended September 30, 2015	For the year ended December 31,
		2014	2013	2012	2011	2010
						(A)
Net income (loss) attributable to common shareholders	$99,927	$197,561	$70,984	$45,146	$12,934	$(24,793)
Discontinued operations	—	—	—	—	(796)	851
Income tax expense	216	2,306	470	9,062	7,048	5,075
Noncontrolling interests	237	652	320	281	(1)	(191)
Fixed charges	50,405	73,848	75,550	74,999	70,115	63,454
Impairment of investment in hotel property	—	—	—	—	—	8,427
Amortization of capitalized interest	562	690	683	840	792	749
Distributions from unconsolidated entities	—	—	—	—	—	—
Capitalized interest	(488)	(400)	(649)	(370)	(459)	(200)

Earnings	$150,859	$274,657	$147,358	$129,958	$89,633	$53,372

Fixed Charges
Interest	$38,991	$54,459	$55,263	$50,981	$38,737	$35,593
Loss on extinguishment of debt	—	2,487	—	—	—	—
Capitalized interest	488	400	649	370	459	200
Amort. of discounts and capitalized cost related to indebtness	1,799	2,169	2,253	1,915	967	907
Preference security dividends	9,127	14,333	17,385	21,733	29,952	26,754

Total fixed charges and preference security dividends	$50,405	$73,848	$75,550	$74,999	$70,115	$63,454

Ratio of earnings to combined fixed charges and preferred share dividends	2.99	3.72	1.95	1.73	1.28	0.84

(A)	The shortfall of earnings to combined fixed charges and preferred share dividends for the year ended December 31, 2010 was approximately $10,082.